10.56

January 6, 2003

Stuart Moldaw
80 Coghlan Lane
Atherton, CA 94027

Dear Stuart:

     I would like to confirm your position with The Gymboree Corporation, as Chairman Emeritus. You will receive an annual salary of $30,000.00, which will be paid bi-weekly in accordance with the Company’s normal payroll procedures. This salary is the sum total of your annual compensation and includes compensation for participation in The Gymboree Corporation Board of Directors meetings. You will continue to be entitled to the benefit selections as you have previously selected. In addition, The Gymboree Corporation will continue to pay your office rental expense as well as the salary for your assistant.

     To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

Sincerely,

/s/ Lisa Harper
Lisa Harper
Chairman and Chief Executive Officer

Agreed to and accepted:

Signature: /s/ Stuart G. Moldaw

Printed Name: Stuart G. Moldaw

Date: 1/07/03

   Enclosures
          Duplicate Original Letter